Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed by and between Starship Conroe, L.P., a Texas limited partnership, and Starship Missouri City, L.P., a Texas limited partnership (collectively, “Seller”), and SST IV ACQUISITIONS, LLC, a Delaware limited liability company (“Purchaser”).

In consideration of the mutual covenants and representations herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.
PURCHASE AND SALE

1.1

Purchase and Sale.  Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of the following described property (herein collectively called the “Property”):

(a)

Land.  (i) That certain tract of land located at 2919 Highway 146, Bacliff, Texas, being more particularly described on Exhibit “A-1” attached hereto and made a part hereof (herein, “Parcel One”), (ii) that other certain tract of land located at 10800 Red Bluff Road, Pasadena, Texas, being more particularly described on Exhibit “A-2” attached hereto and made a part hereof (herein, “Parcel Two”), and (iii) that other certain tract of land located at 1503 E. Sam Houston, Pkwy. S., Pasadena, Texas, being more particularly described on Exhibit “A-3” attached hereto and made a part hereof (herein, “Parcel Three”, and together with Parcel One and Parcel Two, herein collectively called the “Land”).

(b)	Easements. All easements, if any, benefiting the Land or the Improvements (as defined in Section 1.1(d) of this Agreement).

(c)Rights and Appurtenances.  All rights and appurtenances pertaining to the Land, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of‑way.

(d)

Improvements.  (i) All improvements and related amenities in and on Parcel One, comprising approximately 61,200 net rentable square feet of storage space,471 rental units and 50 RV spaces, and being commonly known as “Access Storage” (herein, the “Parcel One Improvements”), (ii) all improvements and related amenities in and on Parcel Two, comprising approximately 104,100 net rentable square feet of storage space,518 rental units, and 3 RV spaces, and being commonly known as “Access Storage” (herein, the “Parcel Two Improvements”), and (iii) all improvements and related amenities in and on Parcel Three, comprising approximately 36,539 net rentable square feet of storage space and 407 rental units, and being commonly referred to as “Access Storage” (herein, the “Parcel Three Improvements”, and together with the Parcel One Improvements and Parcel Two Improvements, herein collectively called the “Improvements”).

(e)

Leases.  Seller’s interest under (i) all written leases, occupancy agreements and rental agreements (collectively, the “Leases”) for rental units in the Property, including all tenant leasing files, together with all tenant security deposits held by Seller on the Closing Date (as defined in Section 6.1 of this Agreement), and (ii) all cellular tower leases and

Exhibit 10.1

billboard leases relating to the Property, if any, as more particularly described on Schedule “B” attached hereto and incorporated herein (the “Additional Leases”).

(f)

Tangible Personal Property.  All appliances, fixtures, equipment, machinery, furniture, carpet, drapes and other items of personal property owned by Seller and located on or about the Land and the Improvements (the “Tangible Personal Property”), including, without limitation, those items of personal property set forth on Exhibit “D” attached hereto, and further including all on-site moving trucks, if any, listed on Exhibit “D” hereto (herein collectively, the “Motor Vehicles”).

(g)	Contracts. Seller’s interest (to the extent the same is assignable) under the “Contracts” (as defined below), other than the “Rejected Contracts” (as defined below).

(h)Intangible Property.  All intangible property (the “Intangible Property”) owned by Seller and pertaining to the Land, the Improvements, or the Tangible Personal Property, including, without limitation, (i) all "yellow page" advertisements, (ii) all transferable utility contracts, (iii) all transferable telephone exchange numbers, including the telephone numbers 281-549-6140, 281-549-7946, 281-339-7984 (Parcel One); 281-474-7003, 281-474-7000, 281-474-7002, 281-474-7001, 832-261-6927 (Parcel Two); 281-817-4200, 281-884-8781, 281-930-7545, 832-835-3114, 832-780-0140 (Parcel Three) and the telecopy numbers 281-549-7946 (Parcel One); 281-474-7003 (Parcel Two), (iv) all plans and specifications, (v) all licenses, permits, engineering plans and landscape plans, (vi) all assignable warranties and guarantees relating to the Property or any part thereof, (vii) all internet websites and other internet related property rights owned by Seller and/or any affiliate thereof and relating to the Property, and paid search campaigns and local listing information listed on Exhibit “G” attached hereto.  In addition, at Closing Seller shall cause all internet traffic to the domain name access-selfstorage.com be redirecting to Purchaser’s website for the period commencing on the Closing Date (as hereinafter defined) and continuing until 120th day after the Closing Date.

2.
PURCHASE PRICE

2.1

Purchase Price.  The purchase price (the “Purchase Price”) for the Property shall be the sum of Twenty Two Million Two Hundred Thousand and no/100 Dollars ($22,200,000.00), subject to prorations and adjustments as set forth in this Agreement, and shall be paid by Purchaser to Seller at the Closing by wire transfer of immediately available funds to the Escrow Agent on the Closing Date in accordance with wire transfer instructions to be provided by the Escrow Agent.  The Purchase Price shall be allocated between the projects comprising the Property, as set forth on Schedule “C” attached hereto and incorporated herein, provided, however, that in no event shall said Purchase Price allocations be binding on Seller or Purchaser from and after the Closing Date.  The parties hereto agree that Purchaser shall be entitled to allocate up to ten percent (10%) of the Purchase Price to goodwill.

3.
EARNEST MONEY

3.1

Earnest Money.  Purchaser shall deliver to MBL Title, 1925 Cedar Springs Road, Suite 301, Dallas, Texas 75201, Attention  Jennifer Haden, Senior Vice President - National Commercial Services (“Escrow Agent”), as agent for a national title underwriter acceptable to Purchaser (“Title Company”), within three (3) business days after the “Effective Date” (as defined below), an earnest money deposit (the “Initial Deposit”) in the amount of Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00). In the event that Purchaser delivers the “Closing Notice” (as defined in Section 4.1.1 of this Agreement) to Seller,

Exhibit 10.1

then within three (3) business days following the expiration of the “Approval Period” (as defined in Section 4.1.1 of this Agreement), Purchaser shall make an additional deposit (the “Additional Deposit”) with Escrow Agent in the amount of Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00).  The Initial Deposit, together with the Additional Deposit, if delivered hereunder, and together with all interest accrued thereon, is herein collectively called the “Earnest Money”.  The Initial Deposit, and the Additional Deposit, if made, shall be invested by the Escrow Agent in an FDIC-insured, interest‑bearing account as Purchaser shall direct.  If the sale of the Property is consummated under this Agreement, the Earnest Money shall be paid to Seller and applied as a credit against the Purchase Price at Closing.  If Purchaser terminates this Agreement in accordance with any right to terminate granted to Purchaser by the terms of this Agreement, the Earnest Money shall be returned to Purchaser, and neither party hereto shall have any further obligations under this Agreement except for such obligations which by their terms expressly survive the termination of this Agreement (the “Surviving Obligations”).  The Deposit shall be allocated between the properties comprising the Property, as set forth on Schedule “C” attached hereto and incorporated herein.

4.
CONDITIONS TO CLOSING

4.1Seller’s Obligations.  Seller shall deliver to Purchaser (at Seller’s expense), within three (3) days after the Effective Date, true, correct, complete and legible copies of all of the due diligence items listed on Schedule “A” attached hereto and incorporated herein with respect to the Property (collectively, the “Due Diligence Items”).  Seller shall provide Purchaser with written notice at such time as Seller determines that all Due Diligence Items have been delivered to Purchaser (the “Due Diligence Delivery Notice”).  Within two (2) business days following Purchaser’s receipt of the Due Diligence Delivery Notice, Purchaser shall confirm in writing to Seller, if such be the case, that all required Due Diligence Deliveries have been received by Purchaser, in which event the date that Purchaser receives the Due Diligence Delivery Notice shall be deemed to be the “Due Diligence Receipt Date” (herein so called) for all purposes of this Agreement.  In the event, however, that Purchaser determines that it has not been provided with all of the Due Diligence Items, then Purchaser shall provide Seller with written notice thereof (the “Missing Due Diligence Notice”), within two (2) business days following Purchaser’s receipt of the Due Diligence Delivery Notice, enumerating with specificity in such notice which Due Diligence Items have not been provided by Seller (the “Missing Due Diligence Items”).  Within two (2) business days following Seller’s receipt of the Missing Due Diligence Notice, Seller shall provide Purchaser with the Missing Due Diligence Items, together with written notice confirming such delivery (the “Missing Due Diligence Delivery Notice”).  Within two (2) business days following Purchaser’s receipt of the Missing Due Diligence Delivery Notice, accompanied by all missing Due Diligence Items, Purchaser shall confirm in writing to Seller that Purchaser has received all required Due Diligence Items, in which event the date that Purchaser receives the Missing Due Diligence Delivery Notice, accompanied by all missing Due Diligence Items, shall be deemed to be the Due Diligence Receipt Date for all purposes of this Agreement.  Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Purchaser may request additional information, documentation or materials concerning the Property from Seller at any time after the Effective Date, and Seller agrees to use commercially reasonable efforts to provide such additional information, documentation or materials to Purchaser, at no cost or expense to Seller, provided it is within Seller’s possession or under its control, and further provided that the delivery or non-delivery of any such item shall in no manner extend the Approval Period.  Notwithstanding the foregoing provisions of this Section 4.1, should Seller (i) fail to timely deliver the Due Diligence Delivery Notice to Purchaser, as required above, or (ii) fail to timely deliver the Missing Due Diligence Delivery Notice and/or the Missing Due Diligence Items to Purchaser, as required above, then the Due Diligence Receipt Date shall not occur until Purchaser so acknowledges in writing, and until such time as Purchaser so acknowledges the occurrence of the Due Diligence Receipt Date, Purchaser shall be entitled to terminate this Agreement upon written notice to Seller, whereupon this Agreement automatically shall terminate, the Earnest Money shall be returned by

Exhibit 10.1

Escrow Agent to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further obligations hereunder except for the Surviving Obligations.

4.1.1Approval Period.

(A)

During the period commencing on the Effective Date and expiring at 5:00 p.m. Central Time on the forty-fifth (45th) day following the Due Diligence Receipt Date (the “Approval Period”), the following matters shall be conditions precedent to Purchaser’s obligations under this Agreement:

(a)Purchaser’s being satisfied in Purchaser’s sole discretion that the Property is suitable for Purchaser’s intended use; and

(b)Purchaser’s being satisfied, in Purchaser’s sole discretion, with all of the Due Diligence Items.

Purchaser may (but shall not be obligated to) terminate this Agreement as to all (but not less than all without Seller’s consent)  of the self storage facilities comprising the Property by delivering written notice of such termination to Seller at any time prior to the expiration of the Approval Period, if, in Purchaser's sole and absolute discretion, Purchaser decides not to consummate the purchase of all or any of the self storage facilities comprising the Property.  In such event, this Agreement will terminate as of the date of such notice (or with Seller’s consent will terminate as to any specific self storage facilities that Purchaser may have elected not to purchase), and neither party shall have any further obligation hereunder except for the Surviving Obligations, unless Purchaser has elected to proceed to Closing as to any of the self storage facilities comprising the Property which is consented to by Seller, in which event this Agreement shall continue in full force and effect as to those self storage facilities comprising the Property that Purchaser has elected to acquire with Seller’s consent.  If, in Purchaser’s sole and absolute discretion, Purchaser determines that it desires to consummate the purchase of all or any of the self storage facilities comprising the Property, then Purchaser will give written notice thereof (the “Closing Notice”) to Seller, prior to the expiration of the Approval Period, which Closing Notice shall designate the self storage facilities comprising the Property that Purchaser has elected to acquire.  In the event that Purchaser provides Seller with the Closing Notice, then Purchaser will be deemed to have waived its termination rights under this Section 4.1.1 as to the self storage facilities covered by the Closing Notice, and the parties will proceed to Closing as to the self storage facilities covered by the Closing Notice, subject to all other terms and conditions of this Agreement; provided, however, if Purchaser is seeking to close on less than all of the self storage facilities, then Seller must approve and consent thereto or otherwise the Agreement shall terminate and neither party shall have any further obligation hereunder except for the Surviving Obligations.  If Purchaser does not give Seller the Closing Notice prior to the expiration of the Approval Period and has not previously terminated this Agreement by written notice to Seller, then this Agreement automatically shall terminate upon the expiration of the Approval Period, and, in such event, neither party shall have any further obligation hereunder except for the Surviving Obligations.  In either of such events terminating this Agreement, immediately following written request from Purchaser to the Title Company, the Title Company shall return all of the Earnest Money to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller.  In the event that Purchaser elects to acquire less than all of the self storage facilities comprising the Property and Seller gives its consent thereto then (i) the Purchase Price shall be reduced by the portion of the Purchase Price allocable to the self storage facilities comprising the Property that Purchaser has elected not to acquire, as set forth on Schedule “C” attached hereto, and (ii) Purchaser shall receive a refund of that portion of the Earnest Money allocable to the self storage facilities comprising the Property that Purchaser has elected not to acquire, also as set forth on Schedule “C” attached hereto.

Exhibit 10.1

4.1.2Title Commitments.Seller shall convey good and marketable fee simple title to the Property to Purchaser at Closing, subject only to the “Permitted Encumbrances” (defined below).  Within five (5) business days following the execution of this Agreement, Purchaser shall order a title commitment for each of the projects comprising the Property (collectively, the “Title Commitments”) for an Texas Owner's Policy of Title Insurance for each such project, as applicable (collectively, the “Title Policies”), issued by the Escrow Agent on behalf of the Title Company, insuring good and marketable fee simple title to the Property, together with  copies of all exceptions listed therein.  Purchaser shall have ten (10) days following its receipt of the Title Commitments, legible copies of all exceptions listed therein and the “Survey” (defined below), to deliver to Seller a written notice of Purchaser’s objections to title for each parcel described in Section 1.1(a) above (herein, the "Parcel") comprising a portion of the Property (individually, a “Title Objection Letter”).  Seller shall have the right, but not the obligation, to cure Purchaser’s objections to title; subject, however, to Seller’s obligation to remove all “Monetary Liens” (as defined below) by Closing.  Seller shall notify Purchaser in writing within five (5) business days following Seller’s receipt of a Title Objection Letter concerning which title objections, if any, Seller has agreed to cure.  In the event that Seller does not undertake to cure all of the objections in each such Title Objection Letter to Purchaser’s sole satisfaction (or does not timely respond to any such Title Objection Letter), then each project comprising the Property with respect to which Seller has not agreed to cure all of Purchaser’s title objections shall be herein referred to as a “Title Objection Property”.  Purchaser shall have the right for five (5) days after receipt of Seller’s response to each Title Objection Letter relating to a Title Objection Property (or five (5) days following the expiration of the period within which Seller was to so respond) to either (i) waive any such title objection in writing (in which event such waived title objection shall be deemed to be a “Permitted Encumbrance”, as defined below), or (ii)  terminate this Agreement upon written notice to Seller with respect to such Title Objection Property (or Title Objection Properties, as the case may be), whereupon (a) the allocable portion of the Deposit for such Title Objection Property (or Title Objection Properties, as the case may be) with respect to which this Agreement is being terminated, as set forth on Schedule “C” attached hereto (together with all interest accrued thereon) shall be refunded to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, (b) the parties shall proceed to Closing with respect to the remainder of the Property, with the Purchase Price being reduced by the portion of the Purchase Price allocable to such Title Objection Property (or Title Objection Properties, as the case may be) with respect to which this Agreement is being terminated, as set forth on Schedule “C” attached hereto, and (c) neither party shall have any further right or obligation hereunder with respect to such Title Objection Property (or Title Objection Properties, as the case may be) with respect to which this Agreement is being terminated, other than the Surviving Obligations relating thereto. Notwithstanding the foregoing, if this Agreement is terminated by Purchaser with respect to some but not all of the self-storage facilities, then Seller may at its option elect to terminate this Agreement with respect to all of the self-storage facilities and neither party shall have any further obligation hereunder except for the Surviving Obligations, which election must be made by Seller within 10 days after Buyer provides written notice to Seller that Buyer is terminating this Agreement with respect to some but not all of the self storage facilities. All exceptions set forth in Schedule B of the Title Commitments which are not objected to by Purchaser (including matters initially objected to by Purchaser which objections are subsequently waived in writing) are herein collectively called the “Permitted Encumbrances”.  In the event that any update to any of the Title Commitments or Surveys indicates the existence of any liens, encumbrances or other defects or exceptions (the “Unacceptable Encumbrances”) which are not shown in the initial Title Commitments or Surveys and that are unacceptable to Purchaser, in its sole and absolute discretion, Purchaser shall have five (5) days after receipt of any such update to such Title Commitment or Survey to notify Seller in writing of its objection to any such Unacceptable Encumbrance (the “Unacceptable Encumbrance Notice”).  Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any expense whatsoever to eliminate or modify any of the Unacceptable Encumbrances; provided, however, that Seller shall, prior to Closing, eliminate by paying, bonding around or otherwise discharging in a manner satisfactory to Purchaser (i) any Unacceptable Encumbrances that arise by, through or under Seller, and (ii) any mortgages, deeds of trust, deeds to secure debt, mechanics’ liens or monetary judgments that appear on any of the Title Commitments (collectively, “Monetary Liens”).  In the event Seller is unable, unwilling or for any reason fails to eliminate or modify all of the Unacceptable Encumbrances to the sole satisfaction of Purchaser (other than the Unacceptable Encumbrances and Monetary Liens required to be removed by Seller in accordance with the preceding sentence), Purchaser may terminate this Agreement as to the Title Objection Property in question by delivering notice thereof in writing to Seller by the earliest to occur of (i) the Closing Date, (ii) five (5) days after Seller’s written notice to Purchaser of Seller’s intent to not cure one or more of such Unacceptable Encumbrances, or (iii) ten (10) days after the Unacceptable Encumbrance Notice, in the event Seller does not timely respond thereto.  Upon a termination of this Agreement with respect to a Title Objection Property (or Title Objection Properties, as the case may be) pursuant to the immediately preceding sentence, (x) the allocable portion of the Deposit for such Title Objection Property (or Title Objection Properties, as the case may be) with respect to which this Agreement is being terminated, as set forth on Schedule “C” attached hereto (together with all interest accrued thereon), shall be refunded to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, (y) the parties shall proceed to Closing with respect to the remainder of the Property, with the Purchase Price being reduced by the portion of the Purchase Price allocable to the applicable Title Objection Property (or Title Objection Properties, as the case may be) with respect to which this Agreement is being terminated, as set forth on Schedule “C” attached hereto, and (z) neither party shall have any further right or obligation hereunder with respect to the applicable Title Objection Property (or Title Objection Properties, as the case may be) with respect to which this Agreement is being terminated, other than the Surviving Obligations relating thereto.  Notwithstanding the foregoing, if this Agreement is terminated by Purchaser with respect to some but not all of the self-storage facilities, then Seller may at its option elect to terminate this Agreement with respect to all of the self-storage facilities and neither party shall have any further obligation hereunder except for the Surviving Obligations, which election must be made by Seller within 10 days after Buyer provides written notice to Seller that Buyer is terminating this Agreement with respect to some but not all of the self storage facilities.

4.1.3Surveys. Within five (5) days following the execution of this Agreement, Purchaser, at its sole cost and expense, shall order a current, as-built survey prepared by a registered surveyor acceptable to Purchaser for each Parcel comprising the Property (collectively, the “Survey”), which may be an update of the existing surveys delivered by Seller to Purchaser pursuant to Section 4.1 above.

4.1.4Contracts.  Purchaser shall notify Seller prior to the expiration of the Approval Period which of the “Contracts” (as defined below) Purchaser will require Seller to cancel at Closing (the “Rejected Contracts”), and Seller hereby agrees to cancel same not later than Closing, at Seller’s sole cost and expense.  However, Purchaser shall reimburse Seller any early termination fees, cancellation fees or similar expenses paid by Seller to cancel any Rejected Contract which could have been assigned to and assumed by Purchaser at Closing if within 90 days after Closing Purchaser or an affiliate of Purchaser enters into a contract for substantially the same service with the same party or affiliate of such party who was the party to the Rejected Contract that Seller cancelled.  Additionally, any Contracts which are not assignable shall be the sole responsibility of Seller, shall be cancelled by Seller on or before Closing, and Seller shall and hereby agrees to indemnify, defend and hold Purchaser harmless from any and all liability relating thereto, which indemnification obligation expressly shall survive Closing.

4.2

Inspection.  During the Approval Period, at any time and from time to time during normal business hours (and thereafter through the Closing Date), upon twenty-four (24) hours prior notice to Seller, which may be verbal, Purchaser may inspect, test, and survey: (a) the Property and any and all portions thereof, including physical and mechanical inspections, (b) all financial and other records pertaining to the operation of the Property, including, but not limited to, all books, records, documents, accounting and

Exhibit 10.1

management reports of Seller, and (c) originals of all Leases and Contracts.  Notwithstanding the foregoing, Purchaser must obtain Seller’s prior written approval of the scope and method of any environmental testing or investigation (other than a Phase I environmental site assessment, which shall require no consent or approval of any kind), prior to Purchaser’s commencement of such inspections or testing.  Seller shall cooperate in good faith with Purchaser, Purchaser’s agents and independent contractors in connection with all such inspections, tests and surveys, including obtaining all necessary tenant consents and/or providing adequate notice to tenants regarding Purchaser’s entry into leased areas on the Property, and making available during normal business hours all relevant personnel to answer any questions which Purchaser may have regarding the Property.  Purchaser, at Purchaser’s sole expense, shall repair any and all damage resulting from any of the tests, studies, inspections and investigations performed by or on behalf of Purchaser pursuant to this Section 4.2, and Purchaser shall indemnify, defend and hold Seller harmless from and against all claims for bodily injury or property damage which may be asserted against Seller arising out of the tests, studies, inspections and investigations performed by Purchaser hereunder, which obligation of indemnification shall survive the Closing or termination of this Agreement.  Prior to any entry onto the Property by Purchaser or any of its agents, Purchaser shall furnish Seller with evidence that Purchaser maintains a policy of general liability insurance providing premises/operations coverage included under the per occurrence/general aggregate coverage, having a combined single limit liability of  not less than $1,000,000, naming Seller as an additional insured.

4.3

Purchaser’s Representations and Warranties.  Purchaser represents and warrants to Seller that (a) Purchaser has the full right, power and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement and to perform all duties and obligations imposed on Purchaser under this Agreement, and (b) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Purchaser is a party or by which Purchaser or any of its assets is bound.  Purchaser’s representations and warranties set forth in this Section 4.3 shall survive the Closing or termination of this Agreement.

4.4	Seller’s Representations and Warranties.
(a)	Seller represents and warrants to Purchaser that:

(i) Seller has the full right, power, and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement, and to perform all duties and obligations imposed on Seller under this Agreement,

(ii) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Seller is a party or by which Seller or any of Seller’s assets is bound,

(iii) there is no existing or pending (or to Seller’s knowledge threatened) litigation affecting Seller or the Property,

(iv) Seller has no knowledge of, and has not received any written notice of, any violation of any governmental requirements (including “Environmental Requirements”, as defined below) concerning the Property, which have not been remedied,

Exhibit 10.1

(v) Seller has no knowledge of, and has not received, with respect to the Property, written notice from any governmental authority regarding, any change to the zoning classification, any condemnation proceedings or proceedings to widen or realign any street or highway adjacent to the Property or that otherwise affects the Land or the Improvements,

(vi) the list of contracts attached hereto as Exhibit “E” (the “Contracts”), is a true, correct and complete list of all service contracts, equipment leases and/or maintenance agreements affecting the Property, and there are no other such agreements affecting the Property,

(vii) Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended,

(viii) except for those tenants in possession of the Property under written leases for space in the Property, as shown on the rent rolls attached hereto as Exhibit “F” (collectively, the “Rent Rolls”), there are no parties in possession of, or claiming any possession to, any portion of the Property,

(ix) at Closing there will be no unpaid bills or claims in connection with any repair of the Property by or on behalf of Seller that could result in the filing of a lien against the Property,

(x) the Rent Rolls (which are effective as of the date indicated thereon), and as the same shall be updated and recertified at Closing by Seller, are and shall be true, correct and complete in all material respects and no concessions, discounts or other periods of free or discounted rent have been given other than those reflected on such Rent Rolls,

(xi) the financial statements delivered by Seller to Purchaser pursuant to Section 4.1 hereof, and all other information delivered by Seller to Purchaser pursuant to Section 4.1 hereof, are true, correct and complete in all material respects,

(xii) Seller has no knowledge, and has received no notice, regarding any environmental contamination on, at or adjacent to the Property,

(xiii) Seller has not received any written or verbal notice or request from any insurance company or board of fire underwriters (or any organization exercising functions similar thereto) requesting the performance of any work or alterations with respect to the Property, except those as to which Seller has completed remedial action which has been formally accepted as sufficient by such authority or insurer,

(xiv) there are no employment agreements of any kind to which Seller is a party, including union or collective bargaining agreements, which will be binding on Purchaser after the Closing,

(xv) Seller has no knowledge of any material defects in the drainage systems, foundations, roofs, walls, superstructures, plumbing, air conditioning and heating equipment, electrical wiring, boilers, hot water heaters or other portions of the Property,

(xvi)  to Seller’s knowledge, the Improvements are free from the presence or suspected presence of any form of mold, including those producing mycotoxins, specifically including, but not limited to, Aspergillus, Penicillium, and Stachybotrys,

(xvii) to Seller’s knowledge, there are no underground storage tanks located on or under the Property, there are no conditions on, at or relating to the Property which are in non-compliance

Exhibit 10.1

with “Environmental Requirements” (as defined below), and there are no “Hazardous Materials” (as defined below) on, in or under the Property in quantities that require reporting, investigation or remediation under Environmental Requirements,

(xviii) to Seller’s knowledge, Seller has obtained all necessary certificates, licenses and other approvals, governmental and otherwise, necessary for the operation of the Property and the conduct of its business and all required zoning, building code, land use, environmental and other similar permits or approvals, all of which are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification; and additionally, the Property is legally compliant with all applicable zoning laws, rules and regulations, and

(xix)

Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 23, 2001) (the “Executive Order”) and other similar requirements contained in the rules and regulations of the office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Executive Order and such other rules, regulations, legislation, or orders are collectively called the “Foreign Asset Orders”).  Neither Seller nor any beneficial owner of Seller (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Executive Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Foreign Asset Orders (such lists are collectively referred to as the “OFAC Lists”) or (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders; or (c) is owned or controlled by, or acts for or on behalf of, any person on the OFAC Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders, or any other anti-terrorism or anti-money laundering laws or regulations, including, without limitation, the Bank Secrecy Act, as amended, or the Money Laundering Control Act of 1986, as amended.

Seller shall deliver a certificate to Purchaser at Closing updating and recertifying all of the foregoing representations and warranties to Purchaser as of the Closing Date.  All of the foregoing representations and warranties expressly shall survive the Closing for one year, except that the representations and warranties under Section 4.4(a)(i) shall survive for a period equal to the applicable statute of limitations .

(b)

For purposes of this Agreement,  “Hazardous Materials” shall mean any substance which is or contains (i) any “hazardous substance” as now or hereafter defined in §101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non‑friable; (vi) polychlorinated biphenyls; (vii) radon gas; (viii) any radioactive material, including any “source material”, “special nuclear material” or “byproduct material”, as now or hereafter defined in 42 U.S.C. §2011 et seq.; and (ix) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under “Environmental Requirements” (as defined below) or the common law, or any other applicable laws relating to the Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on the Property, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass.  Further, for purposes of this

Exhibit 10.1

Agreement, “Environmental Requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property, or the use of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

4.5

Conditions Precedent to Closing.  It shall be a condition precedent to Purchaser's obligations to consummate this transaction that (a) all representations and warranties made herein by Seller are true and correct in all respects as of the Closing Date, and all covenants made by Seller herein are fully complied with, (b) as of the Closing Date, there shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings that could adversely affect the operation or value of the Property or Seller's ability to perform its obligations under this Agreement, and (c) as of the Closing Date, there shall have been no material adverse change in the performance of the Property or in any of the items reviewed by Purchaser during the Approval Period, including without limitation the Due Diligence Items, failing which, Purchaser, at its option, and in addition to any other remedy available, shall be entitled to terminate this Agreement and receive a return of the Earnest Money.

5.
COVENANTS OF SELLER

5.1Insurance.  From the Effective Date through and including the Closing Date, Seller agrees to keep the Property insured for its replacement cost under its current policies against fire and other hazards covered by extended coverage endorsement and carry commercial general liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property, in an amount not less than Three Million and no/100 Dollars ($3,000,000.00), and to pay all premiums for such insurance prior to the applicable due dates.

5.2Operation of Property.  From the Effective Date through and including the Closing Date, Seller agrees to operate and maintain the Property in the normal course of business substantially in accordance with Seller's past practices with respect to the Property, normal wear and tear excepted.

5.3Third-Party Contracts. From the Effective Date through and including the Closing Date, Seller agrees to enter into only those third-party contracts which are necessary to carry out its obligations under Section 5.2, which shall be on market terms and cancellable on thirty (30) days written notice or less, without payment of any fee or penalty.

5.4Leasing of Property.  From the Effective Date through and including the Closing Date, Seller agrees not to (i) enter into any new leases, other than month-to-month leases entered into on market terms, but without any discounts or rental concessions, or (ii) amend, terminate or accept the surrender of any existing leases, including the Additional Leases, if any, or directly or indirectly grant any discounts or rental concessions to any present or future tenant of the Property, without the prior written consent of Purchaser which may be granted or withheld in Purchaser’s sole discretion.  Seller represents and warrants to Purchaser that (i) no leases have been or shall be entered into with any party that, directly or indirectly, has an ownership interest in Seller, or is otherwise in any manner affiliated with Seller (an "Affiliate"), and (ii) all existing leases have been (and all future leases shall be) entered into only with third parties that are

Exhibit 10.1

unknown to Seller, any Affiliate of Seller, and their respective officers, directors, principals, managers, members, partners, shareholders, agents and/or representatives.

5.5Listing of Property for Sale.  From the Effective Date through and including the Closing Date, Seller agrees to not list, verbally or in writing, all or any portion of the Property with any broker or otherwise solicit or make or accept any offers to sell all or any portion of the Property or enter into any contracts or agreements, including back-up contracts, regarding the disposition of all or any portion of the Property.

5.6Obligation to Provide Notices.  Seller agrees to promptly provide Purchaser with copies of any and all notices which Seller receives from and after the Effective Date concerning (i) any proposed or threatened condemnation of all or any portion of the Property, (ii) any alleged violations of all or any portion of the Property with respect to applicable governmental laws or requirements, (iii) any litigation filed or threatened against Seller or all or any portion of the Property, or (iv) any other matter that adversely affects, or potentially could adversely affect, all or any portion of the Property.

5.7Auction.  Not later than forty five (45) days prior to Closing, Seller will conduct an auction for all units seventy-five (75) days or more past due.  All auctions shall be conducted in accordance with the laws of the State of Texas.  Seller will hold Purchaser and Purchaser’s agents and representatives harmless from any legal actions brought by any tenant as a result of any such auction or any other action of Seller with regard to the sale of a tenant’s property during the period Seller owned the Property.  Seller’s obligations under the immediately preceding sentence expressly shall survive Closing.

5.8Property Apartments. In the event the Property contains one or more apartments (collectively, the “Property Apartments”, whether one or more), whether for the use of the property manager or otherwise, Seller shall (i) cause all tenants and other occupants of the Property Apartments to vacate same not later than three (3) days following Closing, (ii) deliver possession of the Property Apartments to Purchaser at Closing, free and clear of the claims of any tenants or other existing tenancies, and not otherwise subject to the rights or claims of any third party, and (iii) indemnify, defend and hold Purchaser harmless from and against any claims, causes of action, loss, cost or expense incurred by Purchaser with respect to the Property Apartments, including, without limitation, claims, causes of action, loss, cost or expense incurred by Purchaser as the result of the failure of any occupants to vacate the Property Apartments not later than three (3) days following Closing and any damage to the Property Apartments.  Seller’s obligations contained in this Section 5.8 expressly shall survive Closing.

6.
CLOSING

6.1

Closing.  Assuming that all conditions to closing have been satisfied and this Agreement has not otherwise been terminated, the consummation of the transaction contemplated hereby (the “Closing”) shall be held at the offices of the Escrow Agent, located at the address set forth in Section 9.1 hereof, on the fifteenth (15th) day following the expiration of the Approval Period (the “Closing Date”).  Seller and Purchaser agree that the Closing shall be consummated through an escrow closing with the Escrow Agent acting as escrow agent, and neither party need be present at Closing.

6.2

Possession.  Possession of the Property shall be delivered to Purchaser at the Closing, subject only to tenants in possession under the Leases and possession of the Manager’s apartments for a period not to exceed three (3) days following Closing.

6.3

Proration.  All rents, other amounts payable by the tenants under the Leases and the Additional Leases, if any, and all other income with respect to the Property for the month in which the Closing occurs, to the extent collected by Seller on or before the Closing Date, and real estate and personal

Exhibit 10.1

property taxes and other assessments with respect to the Property for the year in which the Closing occurs, shall be prorated to the Closing Date, with Purchaser receiving the benefits and burdens of ownership on the Closing Date.  To the extent any such rents,  real estate, personal property taxes and other assessments with respect to the Property are unknown or otherwise not accounted for at Closing Seller’s obligation to pay Purchaser Seller’s prorata share of said amounts (as calculated in accordance with the previous sentence) shall survive Closing.  Should any rollback or similar taxes be due and payable on or after Closing with respect to the transaction contemplated hereby, such taxes shall be the sole responsibility of Seller, and Seller hereby agrees to indemnify, defend and hold Purchaser harmless therefrom, which obligations of Seller expressly shall survive Closing.  Utilities shall be canceled by Seller and reestablished in Purchaser’s name on the Closing Date, if possible; otherwise utilities shall be prorated at Closing.  Any amounts unpaid under the Contracts which Purchaser elects to assume at Closing shall be prorated between Seller and Purchaser at Closing.

(a)

If the Closing shall occur before rents and all other amounts payable by the tenants under the Leases and the Additional Leases, and all other income from the Property have actually been paid for the month in which the Closing occurs, the apportionment of such rents and other amounts and other income shall be upon the basis of such rents, other amounts and other income actually received by Seller, with Purchaser receiving the portion of all such rentals attributable to the period from and after Closing, which proration obligation with respect to the period on or before Closing expressly shall survive Closing, and shall occur within ten (10) business days following Closing. At Closing, Seller shall receive credit for and Purchaser shall pay Seller for 80% any delinquent rents that not more than thirty (30) days past due, and the parties agree that  all rentals that are received by Purchaser following Closing shall be retained by Purchaser, and Seller shall have no rights with respect thereto.  If, subsequent to the Closing, any rents or other income are actually received by Seller, Seller shall immediately remit the same, or Purchaser’s prorata share thereof calculated as aforesaid, to Purchaser.  Seller agrees that, after the Closing, it shall not file any eviction action in an effort to collect any outstanding rents that remain owing to Seller after the Closing.

(b)

If the Closing shall occur before the tax rate or the assessed valuation of the Property is fixed for the then current year, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year, including all matters appearing on the tax bill for such year, whether ad valorem or non-ad valorem, applied to the latest assessed valuation.  The proration shall allow for any available discount.  Subsequent to the Closing, when the tax rate and the assessed valuation of the Property are fixed for the year in which the Closing occurs, the parties agree to adjust the proration of taxes and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment, which obligation expressly shall survive Closing.

(c)	Seller shall pay all assessments, contributions, fees and related charges required to be paid upon transfer of the Property pursuant to any declaration or restriction affecting the Property.

The terms and provisions of this Section 6.3 shall expressly survive Closing.

6.4

Closing Costs and Credits.  Purchaser shall pay, on the Closing Date, (a) all title insurance costs relating to any endorsements desired by Purchaser with respect to the Title Policies, (b) all costs relating to the Surveys, and (c) the fees of Purchaser’s counsel.  Seller shall pay, on the Closing Date, (t) any escrow fees and other customary charges of the Escrow Agent, (u) all recording costs relating to the Deeds, (v) all costs relating to the termination of Seller’s property management agreement, including any early termination fees, provided, however, Purchaser shall reimburse Seller any early termination fees paid by Seller to terminate any property management agreement which could have been assigned to and assumed by Purchaser at Closing if within 90 days after Closing Purchaser or an affiliate of Purchaser enters into a contract for substantially the same service with the same management company or affiliate of such management company, (w) all title insurance costs relating to the base Title Policies, including the

Exhibit 10.1

additional premium for survey coverage, (x) all applicable transfer taxes, excise taxes, grantor’s taxes, documentary stamp taxes and similar charges relating to the transfer of the Property, (y) all costs and expenses relating to retirement of any and all indebtedness secured by the Property, including without limitation prepayment penalties, yield maintenance fees, defeasance costs and the costs of recording all mortgage cancellations, and (z) the fees of Seller’s counsel. Purchaser shall receive a credit at Closing for all security and other deposits made by tenants under the Leases and for any prepaid rents and other amounts related to months following the month in which Closing occurs.  Additionally, on the Closing Date, Seller shall leave petty cash in the amount of Three Hundred and no/100 Dollars ($300.00) on site at each project comprising the Property, which amount shall be reimbursed by Purchaser to Seller at Closing as a credit in favor of Seller on the closing statement.

6.5

Seller’s Obligations at the Closing.  At the Closing, or at such other time as indicated below, Seller shall take such action as the Escrow Agent reasonably requires to consummate the transactions made the subject of this Agreement and shall deliver to Purchaser (or cause to be delivered to Purchaser) the following (it being understood that each party comprising Seller shall deliver one complete set of each of the following closing documents and deliveries relating to the self storage facility owned by such party):

(a)

Deeds.  A Special Warranty Deed for each of the self storage facilities comprising the Property (collectively, the “Deeds”) conveying the Land and the Improvements to Purchaser, in the forms attached to this Agreement as Exhibit “B”, subject only to the Permitted Encumbrances.  The description of the Land provided with the Surveys shall be the legal description used in the Deeds.

(b)

Assignment of Personal Property, Service Contracts, Warranties and Leases.  An Assignment of Personal Property, Service Contracts, Warranties and Leases for each of the self storage facilities comprising the Property (collectively, the “Assignment”), in the form attached to this Agreement as Exhibit “C”.

(c)

Evidence of Authority.  Such organizational and authorizing documents of Seller as shall be reasonably required by the Escrow Agent to evidence Seller’s authority to consummate the transactions contemplated by this Agreement.

(d)

Foreign Person.  An affidavit of Seller of each Seller certifying that Seller is not a “foreign person,” as defined in the federal Foreign Investment in Real Property Tax Act of 1980, and the 1984 Tax Reform Act, as amended.

(e)	Leases. The originals of all of the Leases and the Additional Leases.
(f)	Contracts. The originals of all of the Contracts other than Rejected Contracts, and evidence that all Rejected Contracts have been cancelled.
(g)

Termination of Management Agreement.  Evidence of the termination of any and all management agreements affecting the Property, effective as of the Closing Date, and duly executed by Seller and the property manager.

(h)

Affidavit.  An affidavit in the form required by the Escrow Agent to remove any standard exceptions, including mechanics’ liens, parties in possession and similar matters, together with a GAP Indemnity.

Exhibit 10.1

(i)	Reaffirmation Certificate. A reaffirmation certificate in accordance with the provisions of Section 4.4(a).
(j)

Title Policies.  The Title Policies, issued by the Escrow Agent on behalf of the Title Company, in the form required by this Agreement; provided that in the event the Title Policies are not available at Closing, then the Escrow Agent shall provide Purchaser at Closing, at Purchaser’s option, with either (i) a “marked title commitment” with respect to each project comprising the Property, committing to issue the Title Policies in the form required by this Agreement, or (ii) a proforma owner’s title policy with respect to each project comprising the Property, in the form required by this Agreement, with the Title Policies to be delivered to Purchaser as promptly after Closing as reasonably possible.

(k)	Motor Vehicles. Certificates of title, or such other instruments of assignment as may be necessary to transfer title to the Motor Vehicles, if any, to Purchaser at Closing.
(l)

Seller’s Closing Statement.  Seller shall execute and deliver to the Title Company a Seller’s Closing Statement, in conformity with the terms of this Agreement, and otherwise in form satisfactory to Seller.

6.6	Purchaser’s Obligations at the Closing. At the Closing, Purchaser shall deliver to Escrow Agent the following:
(a)

Purchase Price.  The Purchase Price (net of Earnest Money to be applied against the Purchase Price, and subject to adjustment in connection with prorations, credits and charges hereunder), payment of which shall be made by wire transfer of immediately available funds to the account of the Escrow Agent.

(b)

Evidence of Authority.  Such organizational and authorizing documents of Purchaser as shall be reasonably required by the Escrow Agent to evidence Purchaser’s authority to consummate the transactions contemplated by this Agreement.

(c)

Purchaser’s Closing Statement.  Purchaser shall execute and deliver to the Title Company a Purchaser’s Closing Statement, in conformity with the terms of this Agreement, and otherwise in form satisfactory to Purchaser.

7.
RISK OF LOSS

7.1

Condemnation.  If, prior to the Closing, action is initiated to take all or any portion of any of the self storage facilities comprising the Property (herein, the “Condemnation Property”), by eminent domain proceedings or by deed in lieu thereof, Purchaser may either at or prior to Closing (a) terminate this Agreement with respect to the Condemnation Property in which event (i) the allocable portion of the Deposit for the Condemnation Property, as set forth on Schedule “C” attached hereto (together with all interest accrued thereon), shall be refunded to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, (ii) the parties shall proceed to Closing with respect to the remainder of the Property, with the Purchase Price being reduced by the portion of the Purchase Price allocable to the Condemnation Property, as set forth on Schedule “C” attached hereto, and (iii) neither party shall have any further right or obligation hereunder with respect to the Condemnation Property, other than the Surviving Obligations relating thereto, or (b) consummate the Closing with respect to all of the Property, in which latter event all of Seller’s

Exhibit 10.1

assignable right, title and interest in and to the award of the condemning authority relating to the Condemnation Property shall be assigned by Seller to Purchaser at the Closing and there shall be no reduction in the Purchase Price.

7.2

Casualty.  Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated.  If any of the self storage facilities comprising the Property (herein, the “Casualty Property”) suffers any damage in an amount equal to or in excess of Seventy Five Thousand and no/100 Dollars ($75,000.00) prior to the Closing from fire or other casualty, Purchaser may either at or prior to Closing (a) terminate this Agreement with respect to the Casualty Property, in which event (i) the allocable portion of the Deposit for the Casualty Project, as set forth on Schedule “C” attached hereto (together with all interest accrued thereon), shall be refunded to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, (ii) the parties shall proceed to Closing with respect to the remainder of the Property if Seller’s consents to such sale, which consent shall not be unreasonably withheld, with the Purchase Price being reduced by the portion of the Purchase Price allocable to the Casualty Property, as set forth on Schedule “C” attached hereto, and (iii) neither party shall have any further right or obligation hereunder with respect to the Casualty Property, other than the Surviving Obligations relating thereto, or (b) consummate the Closing with respect to all of the Property, in which latter event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage, including any and all rent loss insurance proceeds relating to the period from and after the Closing Date, shall be assigned by Seller to Purchaser at the Closing and Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to the sum of (i)  Seller’s deductible under its insurance policy and (ii) the amount of any uninsured or underinsured loss.  If any of the self storage facilities comprising the Property suffers any damage in an amount less than Seventy Five Thousand and no/100 Dollars ($75,000.00) prior to the Closing, Purchaser will consummate the Closing with respect to all of the Property and accept the assignment of the proceeds of any insurance covering such damage, including any and all rent loss insurance proceeds relating to the period from and after the Closing Date (plus receive a credit against the Purchase Price in an amount equal to the sum of (i) Seller’s deductible under its insurance policy and (ii) the amount of any uninsured or underinsured loss) and there shall be no other reduction in the Purchase Price.

8.
DEFAULT

8.1Breach by Seller.  Subject to Section 8.3 below, in the event that Seller fails to consummate this Agreement for any reason, except Purchaser’s default or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provisions hereof, Purchaser shall be entitled to either (i) terminate this Agreement and receive a refund of the Earnest Money, together with reimbursement by Seller for all out of pocket expenses incurred by Purchaser in connection with this Agreement, including without limitation, all fees, costs or expenses incurred by Purchaser in connection with the financing of its intended acquisition of the Property, such as loan deposits, commitment fees, rate lock fees and similar lender expenses, but not to exceed the sum of FIFTY THOUSAND DOLLARS ($50,000) per location, or (ii) pursue the remedy of specific performance of Seller’s obligations under this Agreement, provided however if the remedy of specific performance is not available Purchaser shall be entitled to pursue the remedy set forth in item (i) of this sentence.

8.2 Breach by Purchaser.  Subject to Section 8.3 below, in the event that Purchaser breaches any of its covenants, representations or warranties set forth in this Agreement, including failure by Purchaser to consummate this Agreement for any reason, except Seller’s default or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provisions hereof, Seller, as its sole and exclusive remedy, may terminate this Agreement and thereupon shall be entitled to receive the Earnest

Exhibit 10.1

Money as liquidated damages (and not as a penalty).  Seller and Purchaser have made this provision for liquidated damages because it would be difficult to calculate, on the date hereof, the amount of actual damages for such breach, and Seller and Purchaser agree that the Earnest Money represents a reasonable forecast of such damages.

8.3Notice and Cure.  In the event of a default by Seller or Purchaser under this Agreement, the non-defaulting party shall provide the defaulting party with notice and ten (10) days to cure such default, prior to pursuing any remedies available with respect to such default; provided, however, that (i) no such notice and cure shall be provided with respect to a party’s default in failing to timely close, or with respect to any party’s anticipatory breach of this Agreement, and (ii) in no event shall any such notice and cure period result in an extension of the Closing Date.

9.
MISCELLANEOUS

9.1

Notices.  All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either:  (a) on the date personally delivered to the address below, as evidenced by written receipt therefor, whether or not actually received by the person to whom addressed; (b) on the third (3rd) business day after being sent, by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; (c) on the first business day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, addressed to such party at the address specified below, or (d) on the date delivered by facsimile to the respective numbers specified below, provided confirmation of facsimile is received and further provided any such facsimile notice shall be sent by one of the other permitted methods of providing notice on the next succeeding business day.  For purposes of this Section 9.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular party whose address is to be changed):

If to Seller:

Starship Conroe, L.P.

Starship Missouri City, L.P.

Attention:  Scott Monroe

925 Marina Bay Drive

Kemah, TX 77565

Tel:  (281) 734-7464

Fax: (409) 833-0084

with a copy to:

Lance Fox

Creighton, Fox, Johnson & Mills, PLLC

3535 Calder, Suite 310

Beaumont, TX 77706

Tel:  (409) 833-0062

Fax: (409) 833-0084

If to Purchaser:

SST IV Acquisitions, LLC
10 Terrace Road
Ladera Ranch, CA 92694
Attn: H. Michael Schwartz

Exhibit 10.1

Tel: (949) 429-6600
Fax: (949) 429-6606

with copies to:	SST IV Acquisitions, LLC
8235 Douglas Ave. #815
Dallas, TX 75225
Attn: Wayne Johnson
Tel: (214) 217-9797
Fax: (949) 429-6606;
and
Mastrogiovanni Mersky & Flynn, P.C. 2001 Bryan Street, Suite 1250 Dallas, Texas 75201 Attn: Charles Mersky, Esq. Tel: (214) 922-8800 Fax: (214) 922-8801

If to Escrow Agent:	MBL Title
1925 Cedar Springs Road, Suite 301
Dallas, Texas 75201
Attention Jennifer Haden
Tel: (214) 389-4020
Fax: (214) 389-4030

9.2

Real Estate Commissions.  Pursuant to a separate written agreement, Seller has agreed to pay Steve Mellon at JLL Capital Markets (“Broker”) a real estate commission upon consummation of the transaction contemplated by this Agreement.  Except for Seller’s agreement with Broker, Seller and Purchaser hereby represent and warrant to each other that neither such party has authorized any broker or finder to act on such party’s behalf in connection with the sale and purchase hereunder and neither Seller nor Purchaser has dealt with any broker or finder purporting to act on behalf of any other party.  Purchaser agrees to indemnify, defend and hold Seller harmless from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Purchaser or on Purchaser’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby.  Seller agrees to indemnify, defend and hold Purchaser harmless from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby, including Broker.  Notwithstanding anything to the contrary contained herein, this Section 9.2 shall survive the Closing or any earlier termination of this Agreement.

9.3

Entire Agreement.  This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

9.4	Amendment. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

Exhibit 10.1

9.5	Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.
9.6

Time of Essence.  Time is of the essence of this Agreement; however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of Texas, then, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

9.7	Governing Law. This Agreement shall be governed by the laws of the State of Texas, and by the laws of the United States pertaining to transactions in such State.
9.8

Successors and Assigns; Assignment.  This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns.  Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall be entitled to assign this Agreement, without Seller’s consent, one or more times, to (i) an affiliate of Purchaser, (ii) an entity in which Strategic Storage Operating Partnership II, L.P., a Delaware limited partnership, Strategic Storage Trust II, Inc., a Maryland corporation, SS Growth Operating Partnership, L.P., a Delaware limited partnership, Strategic Storage Growth Trust, Inc., a Maryland corporation, , Strategic Storage Trust IV, Inc., a Maryland corporation, and/or Strategic Storage Operating Partnership IV, L.P., a Delaware limited partnership, has a direct or indirect ownership interest, (iii) a real estate investment trust of which Purchaser or an affiliate of Purchaser is the external advisor, or (iv) a Delaware statutory trust of which Purchaser or an affiliate of Purchaser is the signatory trustee; provided, however, that, until the consummation of the Closing, no such assignment shall release or relieve Purchaser of any liability hereunder.  Additionally, Seller shall be prohibited from assigning all or any portion of its rights under this Agreement, including its rights in and to the Earnest Money.

9.9

Invalid Provision.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

9.10

Attorneys’ Fees.  In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages, as provided herein, its reasonable attorneys’ fees incurred in such suit.

9.11

Multiple Counterparts.  This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one agreement; in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party’s signature.  Facsimile and/or electronic signature pages shall be effective for purposes of this Section 9.11.

9.12

Effective Date.  For purposes of this Agreement, the “Effective Date” shall mean the later of the dates that this Agreement has been executed by Seller and Purchaser, as indicated on the signature page hereof, unless this Agreement is executed by Seller and Purchaser on the same date, in which event such same date shall constitute the Effective Date.

9.13	Exhibits. The following schedules, exhibits and other documents are attached to this Agreement and incorporated herein by this reference and made a part hereof for all purposes:

Exhibit 10.1

(a)	Schedule A, List of Due Diligence Documents

(b)Schedule B, Cellular Tower Leases and Billboard Leases

(c)Schedule C, Allocation of Purchase Price and Earnest Money

(d)Exhibit A-1, the legal description of Parcel One

(e)Exhibit A-2, the legal description of Parcel Two

(f)Exhibit A-3, the legal description of Parcel Three

(g)Exhibit B, the form of the Deeds

(h)Exhibit C, the form of the Assignment

(i)Exhibit D, List of Personal Property

(j)Exhibit E, List of Contracts

(k)Exhibit F, Rent Rolls

(l)Exhibit G, Digital Assets

(m)Exhibit H, Letter of Representation

(n)Exhibit I, Escrow Holdback Agreement

9.14.

Tax-Deferred Exchange.  Each party will, upon request by the other party, cooperate as reasonably required to assist the other party in facilitating a tax-deferred exchange.  Notwithstanding the foregoing, neither party will be required to undertake or incur any liabilities or obligations or expend any sums of money in connection with a proposed tax-free exchange for the benefit of the other party.

9.15Confidentiality.  Seller and Purchaser hereby covenant and agree that, at all times after the Effective Date and continuing after the Closing, unless consented to in writing by the other party (which consent may be granted or withheld in the sole discretion of the party whose consent is being requested), no press release or other public disclosure concerning this transaction shall disclose the Purchase Price or any other economic terms of this transaction, and each party agrees to use best efforts to prevent disclosure of any such restricted information by any third party.  Notwithstanding the foregoing, (i) each party shall be entitled to make disclosures concerning this Agreement and materials provided hereunder to its lenders, attorneys, accountants, employees, agents and other service professionals as may be reasonably necessary in furtherance of the transactions contemplated hereby, (ii) Purchaser shall be entitled to make disclosures concerning this transaction and materials provided hereunder to its potential debt and equity sources, and (iii) each party shall be entitled to make such disclosures concerning this Agreement and materials provided hereunder as may be necessary to comply with (a) any court order,(b) the directive of any applicable governmental authority, or (c) any applicable securities law, rule and/or regulation.  The provisions of this Section 9.15 shall survive Closing or any termination of this Agreement.

9.16	Independent Consideration. Contemporaneously with the execution hereof, Purchaser shall deliver to Seller the sum of One Hundred and no/100 Dollars ($100.00), representing independent

Exhibit 10.1

consideration for the Approval Period and Purchaser’s right to terminate this Contract during the Approval Period pursuant to the provisions hereof.
9.17

As-Is.  Notwithstanding anything to the contrary contained in this Agreement, but subject to Seller’s representations and warranties set forth in this Agreement and in the documents to be executed by Seller at Closing, Purchaser shall acquire the Property from Seller at Closing in its then “as-is, where is” condition, without any other representations or warranties from Seller, express or implied, including any warranty of merchantability, habitability or fitness for a particular purpose.

9.18

Non-Competition.  Seller shall deliver a non‑compete agreement (the “Non-Compete Agreement”) to Purchaser at Closing in form and content satisfactory to Purchaser, executed by Seller, Scott Monroe and Cynthia Monroe (collectively, the “Restricted Parties”).  The Non-Compete Agreement shall provide that neither the Restricted Parties nor any of their respective principals, partners, members, managers, directors, officers, shareholders and/or affiliates may directly or indirectly develop, own, lease, manage or operate a self storage facility for a period of three (3) years subsequent to the Closing within a three (3) mile radius of the Property.

9.19

Cooperation with Purchaser’s Auditors and SEC Filing Requirements. From the Effective Date through and including seventy five (75) days after the Closing Date, Seller shall provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser access to, the books and records with respect to the ownership, management, maintenance and operation of the Property and shall furnish Purchaser with such additional information concerning the same as Purchaser shall reasonably request and which is in the possession or control of Seller, or any of its affiliates, agents, or accountants, to enable Purchaser or its assignee, to file its or their Form 8-K, if, as and when such filing may be required by the Securities and Exchange Commission (“SEC”).   At Purchaser’s sole cost and expense, Seller shall allow Purchaser’s auditor (BDO USA, LLP or any successor auditor selected by Purchaser) to conduct an audit of the income statements of the Property for the calendar year prior to Closing (or to the date of Closing) and the two (2) prior years, and shall cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit. In addition, Seller agrees to provide to Purchaser’s auditor a letter of representation substantially in the form attached hereto as Exhibit “H” (the “Representation Letter”), and, if requested by such auditor, historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Purchaser or its auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense, and Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, (ii) Seller shall furnish to Purchaser such financial and other information as may be reasonably required by Purchaser to make any required filings with the SEC or other governmental authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller,  or its agents and accountants, at no cost to Seller, and in the format that Seller (or its affiliates, agents or accountants) have maintained such information, and (iii) Seller and Purchaser acknowledge and agree that the Representation Letter is not intended to expand, extend, supplement or increase the representations and warranties made by Seller to Purchaser pursuant to the terms and provisions of this Agreement or to expose Seller to any risk of liability to third parties.

The provisions of this Section 9.19 shall survive Closing.

9.20Intentionally Omitted.

9.21Joint and Several Liability.  Notwithstanding anything to the contrary set forth in this Agreement, each party comprising Seller shall be jointly and severally liable for all of the obligations, responsibilities and liabilities of the “Seller” under this Agreement, and all representations and warranties of the “Seller” set forth in this Agreement shall be deemed to have been made jointly and severally by each

Exhibit 10.1

party comprising Seller.  The provisions of this Section 9.21 expressly shall survive the termination or closing of this Agreement

9.22Environmental.  In the event that Purchaser determines, prior to Closing, that there are conditions on, at or relating to any of the self storage facilities comprising the Property which are in non-compliance with Environmental Requirements or the possibility that Hazardous Materials may exist on or under any of the self storage facilities comprising the Property that will require remediation under any applicable federal or state laws (herein referred to as the “Environmental Property”, whether one or more), then, notwithstanding anything to the contrary contained herein, Purchaser may at or prior to Closing (a) terminate this Agreement with respect to the Environmental Property in which event (i) the allocable portion of the Deposit for the Environmental Property, as set forth on Schedule “C” attached hereto (together with all interest accrued thereon), shall be refunded to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, (ii)  the parties shall proceed to Closing with respect to the remainder of the Property, with the Purchase Price being reduced by the portion of the Purchase Price allocable to the Environmental Property, as set forth on Schedule “C” attached hereto, and (iii) neither party shall have any further right or obligation hereunder with respect to the Environmental Property, other than the Surviving Obligations. Notwithstanding the foregoing, if this Agreement is terminated by Purchaser with respect to some but not all of the self-storage facilities, then Seller may at its option elect to terminate this Agreement with respect to all of the self-storage facilities and neither party shall have any further obligation hereunder except for the Surviving Obligations, which election must be made by Seller within 10 days after Buyer provides written notice to Seller that Buyer is terminating this Agreement with respect to some but not all of the self storage facilities.

9.23Seller Holdback.  At the Closing, Seller shall deposit the sum of $50,000.00 for each self storage facility that is purchased and acquired at Closing by Purchaser (the “Escrow Proceeds”) into escrow with the Title Company, pursuant to an escrow agreement in form attached hereto as Exhibit “I” and incorporated herein, to provide a source of recovery for any post-closing claims that Purchaser may have against Seller either under this Agreement or under the documents executed by Seller at Closing.  To the extent a claim is made by Purchaser against Seller following Closing that is not disputed by Seller, Purchaser shall be entitled to a disbursement of a portion of the Escrow Proceeds equal to the amount of such claim.  If Seller disputes the claim, then no disbursement shall be made until the claim is resolved  The Escrow Proceeds shall be held in escrow until the first anniversary of the Closing Date, at which time any undisbursed Escrow Proceeds shall be released to Seller; provided, however, that in the event a claim is then pending against Seller by Purchaser, there shall be withheld from such disbursement an amount equal to the amount of such claim; provided further, however, that in the event that such pending claim exceeds the then balance of the Escrow Proceeds then there shall be no disbursement to Seller at such time until such claim is resolved.  In consideration for the Escrow Proceeds, Purchaser agrees that Seller’s liability to Purchaser for any claim made or that arises from or in connection with this Agreement or the closing of the transaction that is the subject of this Agreement shall be capped and limited to the Escrow Proceeds, other than claims arising against Seller as a result of fraud or for breach of the warranty and representation made in Section 4.4(a)(i).

[Remainder of page intentionally left blank and signature page to follow]

Exhibit 10.1

Executed to be effective as of the Effective Date.

SELLER:

Starship Conroe, L.P.,
a Texas limited partnership

By:M-Properties, Inc.,
a Colorado corporation,
its General Partner

By: /s/ Lance Fox
Name: Lance Fox
Title: Vice President

Starship Missouri City, L.P.
a Texas limited partnership

By:M-Properties, Inc.,
a Colorado corporation,
its General Partner

By: /s/ Lance Fox
Name: Lance Fox
Title: Vice President

Date: March 2, 2018

Exhibit 10.1

PURCHASER:

SST IV ACQUISITIONS, LLC,

a Delaware limited liability company

By: /s/ H. Michael Schwartz

Name: H. Michael Schwartz

Title: Chief Executive Officer

Date: March 2, 2018

Exhibit 10.1

The undersigned Escrow Agent hereby acknowledges receipt of (i) a fully executed copy of this Agreement on the  2nd day of March, 2018, and (ii) the Two Hundred Fifty Thousand and no/100 Dollar ($250,000.00) earnest money deposit on the 5th day of March, 2018, and agrees to hold and dispose of the Earnest Money in accordance with the provisions of this Agreement.  The Escrow Agent further agrees to strictly comply with the provisions of this Agreement concerning disposition of the Earnest Money.  Seller and Purchaser hereby designate the Escrow Agent as the “Real Estate Reporting Person” with respect to the transaction contemplated by this Agreement, for purposes of compliance with Section 6045(e) of the Tax Reform Act of 1986, as amended, and the Escrow Agent, by its execution below, hereby accepts such designation.

ESCROW AGENT:

MBL Title

By: /s/ Jennifer Haden

Name: Jennifer Haden

Title: Senior Vice President